FOURTH AMENDMENT TO CREDIT AGREEMENT


     THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (the "Amendment"), dated as of October 2, 1998, is among DARLING INTERNATIONAL INC. ("Borrower"), the banks or other lending institutions which are a signatory hereto (individually, a "Bank" and, collectively, the "Banks"), COMERICA BANK, CREDIT LYONNAIS NEW YORK BRANCH and WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION, each individually as a Bank and as a co-agent and BANKBOSTON, N.A., individually as a Bank and as agent for itself and the other Banks (in its capacity as agent, together with its successors in such capacity, the "Agent").

                            RECITALS:

     Borrower, the Banks and the Agent have entered into that certain Credit Agreement dated as of June 5, 1997 (as amended by that certain First Amendment to Pledge Agreement and Credit Agreement dated November 10, 1997 between the Borrower and the Agent, as amended by that certain Second Amendment to Pledge Agreement and Credit Agreement dated March 6, 1998 among the Borrower, the Banks and the Agent, as amended by that certain Third Amendment to Credit Agreement dated June 30, 1998 among the Borrower, the Banks and the Agent and as the same may hereafter be amended or otherwise modified, the "Credit Agreement").

     Agent has advised the Borrower that an Event of Default has occurred  under
Section 12.1 (c) of the Credit Agreement as a result of the Borrower's failure to comply with the covenant in Section 11.1 as evidenced by the Borrower's financial statements dated as of August 27, 1998 (such Event of Default together with any further violation of Section 11.1 of the Credit Agreement from August 27, 1998 through November 9, 1998, herein the "Net Worth Defaults"). The Borrower has notified the Agent and the Banks that it anticipates that it will be unable to comply with Section 11.1 after November 9, 1998, Section 11.2 of the Credit Agreement as of and after the end of the third Fiscal Quarter of its 1998 Fiscal Year and Section 11.3 of the Credit Agreement as of and after the end of the fourth Fiscal Quarter of its 1998 Fiscal Year, all of which will create, or may have created, Defaults under the Credit Agreement (the "Potential Defaults" and together with the Net Worth Defaults, herein the "Existing Defaults").

     Borrower has requested that the Agent and the Banks forbear from exercising their rights and remedies arising as a result of the Existing Defaults in order to allow the Borrower, the Banks and the Agent time possibly to agree to an amendment to the Credit Agreement satisfactory to all parties to address the Existing Defaults.

     The Agent and the Banks are willing to so forbear subject to the amendment to the Credit Agreement as contemplated hereby.

     NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the date hereof and conditioned upon the execution of this Amendment by Borrower, each Obligated Party and all the Banks on or prior to October 14, 1998:


                            ARTICLE 1

                           Definitions

     Section 1.1 Definitions. Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Credit Agreement, as amended hereby.

                            ARTICLE 2

                            Amendments

     Section 2.1 Amendment to Section 1.1. The definition of the term "Revolving Commitment" in Section 1.1 of the Credit Agreement is amended in its entirety to read as follows:

               "Revolving Commitment" means, as to each Bank, the obligation of such Bank to make advances of funds and purchase participation interests in (or with respect to the Agent as a Bank, hold other interests in) Letters of Credit and Swingline Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Bank on Schedule 1.1 hereto under the heading "Revolving Commitment", as the same may be reduced or terminated pursuant to Section 2.6, 12.2 or 14.8 or, if applicable, in such Bank's most recent Assignment and Acceptance executed after October 3, 1998. The aggregate amount of the Revolving Commitments of all Banks equals One Hundred Thirty-Five Million Dollars ($135,000,000).

     Section 2.2 Amendment to Section 2.5. The first sentence of Section 2.5 of the Credit Agreement is amended in its entirety to read as follows:

          The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the daily average unused amount of such Bank's Revolving Commitment for the period from and including the Closing Date to the Termination Date, at a rate equal to (i) from and including the Closing Date to October 3, 1998, one quarter of one percent (0.25%) per annum and (ii) from and including October 3, 1998 to the Termination Date, three-eighths of one percent (.375%) per annum.

     Section 2.3 Amendment to Section 4.1. Section 4.1 of the Credit Agreement is amended in its entirety to read as follows:

               Section 4.1 Interest Rate. The Borrower shall pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period commencing on the date of such Loan to but excluding the date such Loan is due, at a fluctuating rate per annum equal to (a) with respect to the Revolving Loans or Term Loans, (i) during the period that such Loans or portions thereof are subject to a Base Rate Account, the Base Rate plus the Base Margin and (ii) during the period that such Loans or portions thereof are subject to a Libor Account, the Adjusted Libor Rate plus the Libor Rate Margin; and (b) with respect to the Swingline Loans, the Base Rate plus the Base Margin.

     Section 2.4 Amendment to Section 4.2. All of Section 4.2 of the Credit Agreement is amended in its entirety to read as follows:

          Section  4.2  Determinations  of  Margins.   The  phrase  "Libor  Rate
     Margin"(i) prior to October 3, 1998, shall have the meaning set forth in this Section 4.2 prior to giving effect to the amendment thereof set out in that certain Fourth Amendment to Credit Agreement dated as of October 2, 1998; (ii) during the period commencing on October 3, 1998 and at all times thereafter until and excluding the date when the Term Loan is paid in cash in full (the "Term Loan Payment Date"), shall mean three percent (3.00%) per annum; (iii) during the period commencing on the Term Loan Payment Date and ending on but excluding the first Adjustment Date (as defined below), shall mean the percent per annum set forth in the table below under the heading "Libor Rate Margin" and opposite the Adjusted Funded Debt to EBITDA Ratio calculated for the completed four (4) Fiscal Quarters which immediately preceded the Term Loan Payment Date; and (iv) during each period, from and including one Adjustment Date to but excluding the next Adjustment Date (herein a "Calculation Period"), shall mean the percent per annum set forth in the table below under the heading "Libor Rate Margin" and opposite the Adjusted Funded Debt to EBITDA Ratio calculated for the completed four (4) Fiscal Quarters which immediately preceded the beginning of the applicable Calculation Period. The phrase "Base Margin" (i) during the period commencing on October 3, 1998 and at all times thereafter until and excluding the Term Loan Payment Date, shall mean one-half of one percent (0.50%) per annum; (ii) during the period commencing on the Term Loan Payment Date and ending on but excluding the first Adjustment Date (as defined below), shall mean the percent per annum set forth in the table below under the heading "Base Margin" and opposite the Adjusted Funded Debt to EBITDA Ratio calculated for the completed four (4) Fiscal Quarters which immediately preceded the Term Loan Payment Date; and (iv) during each Calculation Period, shall mean the percent per annum set forth in the table below under the heading "Base Margin" and opposite the Adjusted Funded Debt to EBITDA Ratio calculated for the completed four (4) Fiscal Quarters which immediately preceded the beginning of the applicable Calculation Period.



                                                  MARGINS
                                       ---------------------------------------
         Adjusted FUnded Debt
          To EBITDA                       Base Margin      Libor Rate Margin
        ----------------------------------------------------------------------

        greater than or equal to 3.50         0.25%          2.75%
          less than 3.50                      0.00%          2.25%



     The Libor Rate Margin (for Interest Periods commencing after the Term Loan Payment Date) and the Base Margin shall automatically be adjusted on and as of the Term Loan Payment Date in accordance with the Adjusted Funded Debt to EBITDA Ratio set forth in the most recent Compliance Certificate delivered under subsection 9.1 (c) prior to the Term Loan Payment Date and the table set forth above. In furtherance of the foregoing, Borrower agrees to add a calculation of the Adjusted Funded Debt to EBITDA Ratio to each Compliance Certificate. Upon delivery of the Compliance Certificate pursuant to subsection 9.1(c) in connection with the financial statements of Borrower and the Subsidiaries required to be delivered pursuant to subsection 9.1(b) at the end of each Fiscal Quarter commencing with the first such Compliance Certificate delivered after the Term Loan Payment Date, the Libor Rate Margin (for Interest Periods commencing after the applicable Adjustment Date) and the Base Margin shall also be automatically adjusted in accordance with the Adjusted Funded Debt to EBITDA Ratio set forth therein and the table set forth above, such automatic adjustment to take effect as of the first Business Day after the receipt by the Agent of the related Compliance Certificate pursuant to subsection 9.1(c) (each such Business Day when such margins change pursuant to this sentence or the next following sentence, herein an "Adjustment Date"). If Borrower fails to deliver such Compliance Certificate which so sets forth the Adjusted Funded Debt to EBITDA Ratio within the period of time required by subsection 9.1(c), the Libor Rate Margin (for Interest Periods commencing after the applicable Adjustment Date) shall automatically be adjusted to 2.75% per annum and the Base Margin shall automatically be adjusted to .25% per annum, such automatic adjustments to take effect as of the first Business Day after the last day on which Borrower was required to deliver the applicable Compliance Certificate in accordance with subsection 9.1(c) and to remain in effect until subsequently adjusted in accordance herewith upon the delivery of a Compliance Certificate. The phrase "Adjusted Funded Debt to EBITDA Ratio" means the ratio, calculated as of the end of each Fiscal Quarter, of Adjusted Funded Debt as of the date of determination to the EBITDA of the Borrower and the Subsidiaries (determined on a consolidated basis) for the four (4) Fiscal Quarters then ending. The phrase "Adjusted Funded Debt" means, as of any Fiscal Quarter end, the sum of the following calculated without duplication: (i) Funded Debt (as defined in Section 11.2) outstanding as of such Fiscal Quarter end plus (ii) all reimbursement obligations of the Borrower and the Subsidiaries (whether contingent or otherwise and determined on a consolidated basis) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments outstanding as of such Fiscal Quarter end (but excluding those supporting Debt otherwise included in this definition) plus (iii) all obligations outstanding as of such Fiscal Quarter end of the Borrower and the Subsidiaries (determined on a consolidated basis) arising in connection with noncompete, consulting and similar agreements which are classified as liabilities on a balance sheet in accordance with GAAP.

     Section 2.5 Amendment to Schedules. The schedules to the Credit Agreement are amended to add Schedule 1.1 thereto to read in its entirety as set forth on
Schedule 1.1 hereto.

                            ARTICLE 3

                           Forbearance

     Section 3.1 Forbearance; Obligations to Extend Credit. Subject to the terms and provisions of this Amendment, Agent and each Bank agrees, until November 9, 1998, (i) to forbear from exercising any of their rights and remedies arising under the Loan Documents or otherwise as a result of the Existing Defaults (the "Forbearance") and (ii) to continue to extend credit to the Borrower and allow Borrower to Continue Libor Accounts and Convert Base Rate Accounts to Libor
Accounts under the terms of the Credit Agreement (as amended hereby) notwithstanding the fact that pursuant to subsections 7.2 (a) and 4.5 (c) the Banks have no obligation to do so as a result of the Existing Defaults. Notwithstanding the Forbearance, as a result of the Existing Defaults neither Borrower nor any Subsidiary shall be allowed to enter into any of the transactions permitted by the exceptions set forth in Section 10.3 or 10.4 (i) of the Credit Agreement which are conditioned on no Default existing. However, Borrower and the Subsidiaries shall be allowed to enter into the transactions permitted by the exceptions set forth in Section 10.8 of the Credit Agreement which are conditioned on no Default existing notwithstanding the Existing Defaults.

     Section 3.2 Termination of Forbearance. This Amendment does not constitute a waiver or forbearance with respect to any Default other than the Existing Defaults. In the event that prior to November 9, 1998 any further Defaults occur under the Credit Agreement (i.e., other than the Existing Defaults), then the Agent and the Banks shall have the right and option, in their discretion and without notice to Borrower or any Obligated Party, to (i) terminate the Forbearance, (ii) refuse to extend additional credit to the Borrower under the Loan Documents, (iii) prohibit Borrower from Converting and Continuing Accounts and (iv) exercise any and all of the rights and remedies under the Loan
Documents or otherwise arising as a result of such Existing Defaults (the earlier of November 9, 1998 or the date of the termination of the Forbearance under this Section 3.2, herein the "Forbearance Termination Date").

     Section 3.3 No Waivers. Borrower and each Obligated Party (by its execution of this Amendment below) agree that by entering into this Amendment, neither Agent nor any Bank in any way waives, beyond the Forbearance Termination Date, any rights and remedies it may have with respect to the Existing Defaults it being agreed that the Forbearance is only to provide Borrower with an opportunity to reach an agreement with the Agent and the Banks relating to the amendment to the Credit Agreement to remedy the Existing Defaults and that the Existing Defaults may be asserted after the Forbearance Termination Date if an agreement relating to such amendment is not reached by such date (it being understood and agreed that such amendment has not been and may not be reached). After the Forbearance Termination Date, Agent and the Banks may pursue all rights and remedies arising as a result of the Existing Defaults (including without limitation the right to stop making additional extensions of credit available to the Borrower under the Credit Agreement) without notice of any kind to the Borrower or any Obligated Party.

     Section 3.4 Tolling. All periods of limitations specified by statutes and all defenses of laches or waiver as to the Existing Defaults will be tolled and otherwise suspended during the period from the date hereof through the date which is ninety (90) days after the Forbearance Termination Date.

                            ARTICLE 4

                          Miscellaneous

     Section 4.1 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. Borrower, Agent and each Bank agree that the Credit Agreement, as amended hereby, and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

     Section 4.2 Representations and Warranties. Borrower hereby represents and warrants to Agent and each Bank that (i) the execution, delivery and performance of this Amendment has been authorized by all requisite action on the part of Borrower and each Obligated Party, (ii) except for the existence of the Existing Defaults and any matters disclosed to the Banks and the Agent in that certain spiral bound booklet entitled "Bank Meeting, Thursday September 17, 1998," the representations and warranties contained in the Loan Documents are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof (except with respect to any representations or warranties limited by their terms to a specific date), (iii) except for the Existing Defaults, no Default has occurred and is continuing and no event or condition has occurred that with the giving of notice or lapse of time or both would be a Default, (iv) except for the Existing Defaults, Borrower and each Obligated Party are in full compliance with all covenants and agreements contained in the Loan Documents, and (v) as of the date hereof, there are no claims or offsets against or defenses or counterclaims to the obligations of Borrower or any Obligated Party under the Loan Documents. TO INDUCE THE AGENT AND THE BANKS TO ENTER INTO THIS AGREEMENT, THE BORROWER AND EACH OBLIGATED PARTY (by its execution of this Amendment) WAIVE ANY AND ALL SUCH CLAIMS, OFFSETS, DEFENSES, OR COUNTERCLAIMS, WHETHER KNOWN OR UNKNOWN, ARISING PRIOR TO THE DATE HEREOF AND AGREE TO STRICTLY COMPLY WITH THE TERMS OF THE LOAN DOCUMENTS.

     Section 4.3 Survival of Representations and Warranties. All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by Agent or any Bank or any closing shall affect the representations and warranties or the right of Agent or any Bank to rely upon them.

     Section 4.4 Reference to Agreements. Each of the Loan Documents, including the Credit Agreement, are amended so that any reference in such Loan Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

     Section 4.5 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

     Section 4.6   Applicable Law.    This  Amendment  shall  be governed by and
construed in accordance with the laws of the State of Texas.

     Section 4.7 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of Agent, the Banks and Borrower and their respective successors and assigns, except Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks.

     Section 4.8 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

     Section 4.9 Effect of Waiver. No consent or waiver, express or implied, by Agent or any Bank to or for any breach of or deviation from any covenant, condition or duty by Borrower or any Obligated Party shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

     Section 4.10 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

     Section 4.11 ENTIRE AGREEMENT. THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

     Executed as of the date first written above.

                             Borrower:
                             ---------

                             DARLING INTERNATIONAL INC.


                             By:   /s/  Brad Phillips
                                   Brad Phillips, Treasurer


                             AGENT:
                             ------

                             BANKBOSTON, N.A., individually as a Bank
                              and as the Agent

                              By:   /s/  Stephen Y. McGehee
                                   Stephen Y. McGehee, Managing Director


                              CO-AGENTS:
                              ----------

                              CREDIT LYONNAIS NEW YORK BRANCH
                              By:
                                   Name:
                                   Title:


                              COMERICA BANK

                              By:
                                   Name:
                                   Title:


                              WELLS FARGO BANK (TEXAS),
                              NATIONAL ASSOCIATION

                              By:
                                   Name:
                                   Title:


                              OTHER BANKS:
                              ------------

    Each of the undersigned Obligated Parties consents and agrees to this Amendment (including, without limitation, Sections 3.3 and 4.2) and agrees that the Guaranty to which it is a party shall remain in full force and effect and shall continue to be its legal, valid and binding obligation enforceable against it in accordance with its terms.

                                   Obligated Parties:

                                   International Processing Corporation
                                   International Transportation Service, Inc.
                                   The Standard Tallow Corporation
                                   Darling Restaurant Services Inc.
                                   Esteem Products Inc.

                                   By:
                                      Brad Phillips, Treasurer of each
                                      Obligated Party

                           SCHEDULE 1.1
                                TO
                      DARLING INTERNATIONAL
               FOURTH AMENDMENT TO CREDIT AGREEMENT




                               Bank
                            Revolver
                           Commitment